PRICING SUPPLEMENT
Dated January 25, 2022
Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-261476
(To Prospectus dated December 29, 2021,

Prospectus Supplement dated December 29, 2021
and Product Supplement dated December 29, 2021)

The Bank of Nova Scotia $17,210,000 Airbag Autocallable Yield Notes

Linked to the common stock of Microsoft Corporation due January 30, 2023

Investment Description

The Bank of Nova Scotia Airbag Autocallable Yield Notes (the “Notes”) are senior, unsecured debt securities issued by The Bank of Nova Scotia (“BNS” or the “issuer”) linked to the common stock of Microsoft Corporation (the “underlying asset”). Unless the Notes were previously called, BNS will pay a coupon on each coupon payment date regardless of the performance of the underlying asset. BNS will automatically call the Notes early if the closing level of the underlying asset on any observation date prior to the final valuation date is equal to or greater than the call threshold level, which is a level of the underlying asset equal to a percentage of the initial level, as indicated below. If the Notes are subject to an automatic call, BNS will pay you on the coupon payment date corresponding to the relevant observation date (the “call settlement date”) a cash payment per Note equal to the principal amount plus the coupon otherwise due, and no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call and the closing level of the underlying asset on the final valuation date (the “final level”) is equal to or greater than the conversion level, BNS will pay you a cash payment per Note at maturity equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level is less than the conversion level, BNS will deliver to you at maturity a number of shares of the underlying asset per Note equal to the quotient of (i) the principal amount divided by (ii) the conversion level (rounded to the nearest ten-thousandth of one share, the “share delivery amount”), the value of which is expected to be worth less than your principal amount and, in extreme situations, you could lose your entire investment. Any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level, and, for the avoidance of doubt, if the share delivery amount is less than 1.0000, you will receive an amount in cash per Note at maturity, if anything, based on the cash value of the share delivery amount. Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving, at maturity, a number of shares of the underlying asset converted at the conversion level, the value of which is expected to be worth less than your principal amount and, in extreme situations, you could lose your entire investment. Generally, a higher coupon rate on a Note is associated with a greater risk of loss. The contingent repayment of principal applies only at maturity. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Income — Unless the Notes have been previously called, BNS will pay a coupon on each coupon payment date regardless of the performance of the underlying asset.
❑	Automatic Call Feature — BNS will automatically call the Notes and pay you the principal amount of your Notes plus the coupon otherwise due on the related coupon payment date if the closing level of the underlying asset on any observation date prior to the final valuation date is equal to or greater than the call threshold level. No further payments or deliveries will be owed to you under the Notes.
❑	Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure — If the Notes are not subject to an automatic call and the final level is equal to or greater than the conversion level, BNS will repay you the principal amount per Note at maturity. If, however, the final level is less than the conversion level, BNS will deliver to you at maturity a number of shares of the underlying asset per Note equal to the share delivery amount (and, if applicable, cash in lieu of any fractional share), the value of which is expected to be worth less than the principal amount and, in extreme situations, you could lose your entire investment in the Notes. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of BNS.

Key Dates

Trade Date*	January 25, 2022
Settlement Date*	January 28, 2022
Call Dates**	Quarterly (see page P-4)
Final Valuation Date**	January 25, 2023
Maturity Date**	January 30, 2023

*	We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
**	Subject to postponement in the event of a market disruption event, as described in the accompanying product prospectus supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of BNS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page P-5 and under “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose up to your entire investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

Coupons will be paid on each coupon payment date in arrears in equal installments, unless previously subject to an automatic call.

Underlying Asset	Bloomberg Ticker	Coupon Rate*	Initial Level	Call Threshold Level	Conversion Level	Share Delivery Amount**	CUSIP	ISIN
Common stock of Microsoft Corporation	MSFT	7.10% per annum	$288.49	$288.49, which is 100.00% of the Initial Level	$253.87, which is 88.00% of the Initial Level	3.9390 shares per Note	06417T837	US06417T8374

* The actual total coupon paid will be based on the duration of the Notes.

** Equal to $1,000 divided by the conversion level, rounded to the nearest ten thousandth of one share. If you receive the share delivery amount at maturity, any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level. The share delivery amount and conversion level are subject to adjustments in the case of certain corporate events, as described in the accompanying product supplement under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset”.

The initial estimated value of your Notes at the time the terms of your Notes were set on the trade date was $966.71 per principal amount, which is less than the issue price to public listed below. See “Additional Information Regarding Estimated Value of the Notes” herein and “Key Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-6 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

See “Additional Information about BNS and the Notes” on page P-ii. The Notes will have the terms set forth in the accompanying product supplement dated December 29, 2021, the accompanying prospectus supplement dated December 29, 2021, the accompanying prospectus dated December 29, 2021 and this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Notes are not bail-inable debt securities under the CDIC Act.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to The Bank of Nova Scotia(1)(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Citigroup Inc.	$17,210,000.00	$1,000.00	$258,150.00	$15.00	$16,951,850.00	$985.00

(1) Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the Notes at the principal amount and, as part of the distribution of the Notes, will sell the Notes to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional information.

(2) This amount excludes any profits to BNS, SCUSA or any of our other affiliates from hedging. See “Key Risks” and “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional considerations relating to hedging activities.

Scotia Capital (USA) Inc.	UBS Financial Services Inc.

Additional Information about BNS and the Notes

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.
The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Notes involve risks not associated with conventional debt securities.
We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes in light of your particular circumstances.
You may access these documents on the SEC website at www.sec.gov as follows:
♦ Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
♦ Prospectus Supplement dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
♦ Prospectus dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Airbag Autocallable Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated December 29, 2021, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated December 29, 2021 and references to the “accompanying prospectus” mean the BNS prospectus, dated December 29, 2021.
BNS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

P-ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand and are willing to accept the risks inherent in an investment in the Notes, including the risk of loss of some or all of your investment in the Notes.
♦	You can tolerate a loss of some or your entire investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying asset.
♦	You can tolerate receiving the share delivery amount at maturity, the value of which is expected to be worth less than your principal amount and, in extreme situations, losing your entire investment.
♦	You believe that the final level is likely to be equal to or greater than the conversion level.
♦	You understand and accept that you will not participate in any increase in the level of the underlying asset and that your potential return is limited to the coupons received, which will be based on the duration of the Notes and the coupon rate.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You are willing to invest in the Notes based on the call threshold level, conversion level and coupon rate specified on the cover hereof.
♦	You are willing to forgo any dividends paid on the underlying asset.
♦	You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to assume the credit risk of BNS for all payments and deliveries under the Notes, and understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand or are not willing to accept the risks inherent in an investment in the Notes, including the risk of loss of some or all of your investment in the Notes.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of some or all of your investment or you are not willing to make an investment that may have the full downside market risk of an investment in the underlying asset.
♦	You cannot tolerate receiving the share delivery amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless.
♦	You believe that the final level is likely to be less than the conversion level.
♦	You seek an investment that participates in the increase of the level of the underlying asset or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You are not willing to invest in the Notes based on the call threshold level, conversion level or coupon rate specified on the cover hereof.
♦	You prefer to receive any dividends paid on the underlying asset.
♦	You are unable or are unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are unwilling to accept the risks associated with the underlying asset.
♦	You are unwilling to assume the credit risk of BNS for all payments and deliveries under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein and the more detailed “Additional Risk Factors Specific to the Notes” in the accompanying product supplement for risks related to an investment in the Notes.

P-1

Final Terms

Issuer	The Bank of Nova Scotia
Issue	Senior Note Program, Series A
Agents	Scotia Capital (USA) Inc. (“SCUSA”) and UBS Financial Services Inc. (“UBS”). See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional information.
Principal Amount	$1,000 per Note
Term	Approximately 12 months, unless subject to an automatic call.
Underlying Asset	The common stock of Microsoft Corporation
Coupon Payments and Coupon Rate

Unless the Notes have been previously called, BNS will pay fixed coupon payments on each coupon payment date (including the maturity date) regardless of the performance of the underlying asset.

The coupon is a fixed amount based upon equal periodic installments at a per annum rate (the “coupon rate”). The table below sets forth the coupon rate and coupon for each Note that would be paid on each coupon payment date on which the Notes are still outstanding. The total coupon payable will be based on the duration of the Notes.

	Coupon Rate	7.10%
	Coupon	$5.9167
Automatic Call Feature

BNS will automatically call the Notes if the closing level of the underlying asset on any observation date prior to the final valuation date is equal to or greater than the call threshold level.

If the Notes are automatically called, BNS will pay you on the coupon payment date following such observation date (the “call settlement date”) a cash payment per Note equal to the principal amount plus the coupon otherwise due on such date (the “call settlement amount”). Following an automatic call, no further payments will be made on the Notes.

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level is equal to or greater than the conversion level, BNS will pay you a cash payment equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level is less than the conversion level, BNS will deliver to you a number of shares of the underlying asset (with cash paid in lieu of any fractional share), equal to:

Share Delivery Amount

In this case, you will receive the share delivery amount, the value of which is expected to be worth less than the principal amount and, in extreme situations, you could lose your entire investment in the Notes.

Share Delivery Amount (per Note)(1)

A number of shares of the underlying asset equal to the quotient of (i) the principal amount divided by (ii) the conversion level, rounded to the nearest ten thousandth of one share, as specified on the cover hereof.

Any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level. For the avoidance of doubt, if the share delivery amount is less than 1.0000, at maturity you will receive an amount in cash per Note, if anything, based on the cash value of the share delivery amount.

Call Threshold Level(1)	A specified level of the underlying asset that is equal to a percentage of the initial level, as specified on the cover hereof.
Conversion Level(1)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Initial Level(1)	The closing level of the underlying asset on the trade date, as specified on the cover hereof.
Final Level(1)	The closing level of the underlying asset on the final valuation date.
Trading Day	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business Day	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Tax Redemption	Notwithstanding anything to the contrary in the accompanying product supplement, the provision set forth under “General Terms of the Notes — Payment of Additional Amounts” and “General Terms of the Notes — Tax Redemption” shall not apply to the Notes.
Canadian Bail-in	The Notes are not bail-inable debt securities under the CDIC Act.
Terms Incorporated	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement, and for purposes of the foregoing, references herein to “underlying asset”, “conversion level” and “observation dates” means “reference asset”, “barrier level” and “valuation dates”, respectively, each as defined in the accompanying product supplement. In addition to those terms, the following two sentences are also so incorporated into the master note: BNS confirms that it fully understands and is able to calculate the effective annual rate of interest applicable to the Notes based on the methodology for calculating per annum rates provided for in the Notes. BNS irrevocably agrees not to plead or assert Section 4 of the Interest Act (Canada), whether by way of defense or otherwise, in any proceeding relating to the Notes.

(1) As determined by the calculation agent and as may be determined or adjusted by the calculation agent in certain special circumstances, as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “— Anti-Dilution Adjustments Relating to Equity Securities or a Reference Asset that is an ETF”, “— Stock Splits and Stock Dividends”, “— Reverse Stock Splits”, “— Extraordinary Dividends”, “Transferable Rights and Warrants” and “— Reorganization Events” in the accompanying product supplement.

P-2

Investment Timeline

Trade Date	The initial level of the underlying asset is observed and the final terms of the Notes are set.
¯
Each Coupon Payment Date (if not previously subject to an Automatic Call)	BNS pays the applicable coupon.
¯
Each Observation Date Prior to the Final Valuation Date (Quarterly)

The Notes will be subject to an automatic call if the closing level of the underlying asset on any observation date is equal to or greater than the call threshold level.

If the Notes are subject to an automatic call, BNS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus the coupon otherwise due on such date. No further payments will be made on the Notes following an automatic call.

¯
Maturity Date

The final level is observed on the final valuation date.

If the Notes are not subject to an automatic call and the final level is equal to or greater than the conversion level, BNS will pay you a cash payment per Note at maturity equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level is less than the conversion level, BNS will deliver to you a number of shares of the underlying asset per Note at maturity (with cash paid in lieu of any fractional share), equal to:

Share Delivery Amount

In this case, you will receive the share delivery amount, the value of which is expected to be worth less than the principal amount and, in extreme situations, you could lose your entire investment.

Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving, at maturity, a number of shares of the underlying asset converted at the conversion level, the value of which is expected to be worth less than your principal amount and, in extreme situations, you could lose your entire investment. Any payment or delivery on the Notes, including any payment in respect of an automatic call or any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

If the Notes are not subject to an automatic call, you may lose up to your entire investment. Specifically, if the Notes are not subject to an automatic call and the final level is less than the conversion level, BNS will deliver to you a number of shares of the underlying asset per Note equal to the share delivery amount (with cash paid in lieu of any fractional share), the value of which is expected to be worth less than your principal amount and, in extreme situations, you could lose your entire investment.

P-3

Observation Dates(1) and Coupon Payment Dates(1)

Observation Dates	Coupon Payment Dates
March 1, 2022
March 29, 2022
April 25, 2022	April 27, 2022*
May 27, 2022
June 29, 2022
July 25, 2022	July 27, 2022*
August 29, 2022
September 28, 2022
October 25, 2022	October 27, 2022*
November 29, 2022
December 29, 2022
Final Valuation Date**	Maturity Date
*	Also a potential call settlement date.
**	The final valuation date is not an observation date and the maturity date is not a potential call settlement date. The final coupon payment, however, will be made on the maturity date if the Notes have not been previously subject to an automatic call.
(1)	Subject to the market disruption event provisions set forth under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” and “General Terms of the Notes—Market Disruption Events” in the accompanying product supplement.

P-4

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes under “Additional Risk Factors Specific to the Notes” in the accompanying product supplement and “Risk Factors” in the accompanying prospectus supplement and in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes in light of your particular circumstances.

Risks Relating to Return Characteristics

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that BNS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level is less than the conversion level, BNS will deliver to you the share delivery amount at maturity for each Note that you own, the value of which is expected to be worth less than your principal amount and could be worthless. If you receive the share delivery amount, then, as of the final valuation date, the percentage decline in the value of the share delivery amount will be at a proportionately higher percentage relative to any percentage decline in the level of the underlying asset below the conversion level from the trade date to the final valuation date. Therefore, the further the final level falls below the conversion level, the closer your loss of principal will be to the decline of the underlying asset from the initial level and, in extreme situations, you could lose your entire investment in the Notes. Additionally, in the event that the final level is less than the conversion level, any decline in the level of the underlying asset during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had BNS instead paid you an amount in cash equal to the cash value of the share delivery amount calculated as of the final valuation date.
♦	The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the level of the underlying asset at such time is equal to or greater than the conversion level. All payments and deliveries on the Notes are subject to the creditworthiness of BNS.
♦	Your potential return on the Notes is limited to the coupon rate and you will not participate in any increase in the value of the underlying asset and you will not receive dividend payments on the underlying asset or have the same rights as holders of the underlying asset — Your return on the Notes is limited to the coupons paid and you will not participate in any increase in the value of the underlying asset, even though you will be exposed to the downside market risk of the underlying asset if the final level is less than the conversion level. If the Notes are subject to an automatic call, you will not receive any coupons or any other payment in respect of any coupon payment dates after the applicable call settlement date. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. As a result, the return on an investment in the Notes could be less than the return on a hypothetical investment in the underlying asset. In addition, as an owner of the Notes, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying asset during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of any amounts payable or deliverable on your Notes. Similarly, unless and until you receive the share delivery amount on the maturity date, you will not have voting rights or any other rights of a holder of the underlying asset.
♦	A higher coupon rate or lower conversion level may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the coupon rate and conversion level, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the final level could be less than the conversion level and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower conversion level than that on otherwise comparable securities. Therefore, a relatively higher coupon rate may indicate an increased risk of loss. Further, a relatively lower conversion level may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose up to your entire investment.
♦	The Notes may be subject to an automatic call and are subject to reinvestment risk — The Notes will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the call threshold level on any observation date prior to the final valuation date. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return and/or with a comparable coupon rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely it is that the Notes will be subject to an automatic call due to the decline in the level of the underlying asset and the shorter time remaining for the level of the underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.

Risks Relating to Characteristics of the Underlying Asset

♦	Single equity risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying asset. The level of the underlying asset can rise or fall sharply due to factors specific to the underlying asset and its issuer (the “underlying asset issuer”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying asset issuer and, therefore, the underlying asset. You, as an investor in the Notes, should conduct your own investigation into the underlying asset issuer and the underlying asset for your Notes. For additional information regarding the underlying asset and the underlying asset issuer, please see “Information About the Underlying Asset” herein and the underlying asset issuer's SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall. There can be no assurance that, if the Notes are not subject to an automatic call, the final level will be equal to or greater than the conversion level. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer. You should be willing to accept the downside risks of owning equities in general and the underlying asset in particular, and the risk of losing up to your entire investment.

P-5

♦	There is no affiliation between the underlying asset issuer and us or the Agents — BNS, the Agents and our other or their respective affiliates may currently, or from time to time in the future, engage in business with the underlying asset issuer. None of us, the Agents or any of our other or their respective affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying asset. You should make your own investigation into the underlying asset. See the section below entitled “Information About the Underlying Asset” herein for additional information about the underlying asset.

Risks Relating to Estimated Value and Liquidity

♦	BNS’ initial estimated value of the Notes at the time of pricing (when the terms of your Notes were set on the trade date) is lower than the issue price of the Notes — BNS’ initial estimated value of the Notes is only an estimate. The issue price of the Notes exceeds BNS’ initial estimated value. The difference between the issue price of the Notes and BNS’ initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with SCUSA or another affiliate. Therefore, the economic terms of the Notes are less favorable to you than they would have been if these expenses had not been paid or had been lower.
♦	Neither BNS’ nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities — BNS’ initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.
♦	BNS’ initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates — BNS’ initial estimated value of the Notes was determined by reference to its internal pricing models when the terms of the Notes were set. These pricing models consider certain factors, such as BNS’ internal funding rate on the trade date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility of the underlying asset, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
♦	The Notes have limited liquidity — The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of BNS intend, but are not required to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
♦	The price at which SCUSA would buy or sell the Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of the Notes and may be greater than BNS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statement — SCUSA’s estimated value of the Notes is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell the Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed (i) SCUSA’s estimated value of the Notes at the time of pricing, (ii) any secondary market prices provided by unaffiliated dealers, potentially including UBS, and (ii) depending on your broker, the valuation provided on your customer account statement. The price that SCUSA may initially offer to buy such Notes following issuance will exceed the valuations indicated by its internal pricing models due to the inclusion for a limited period of time of the aggregate value of the costs associated with structuring and selling the Notes, including the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in any secondary market price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if SCUSA buys or sells the Notes it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell the Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. The temporary positive differential relative to SCUSA’s internal pricing models arises from requests from and arrangements made by BNS and the Agents. As described above, SCUSA and its affiliates are not required to make a market for the Notes and may stop making a market at any time. SCUSA reflects this temporary positive differential on its customer account statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers, including UBS.
SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), volatility of the underlying asset, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Notes determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. If SCUSA calculated its estimated value of the Notes by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell the Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.
In addition to the factors discussed above, the value and quoted price of the Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Notes, including the price you may receive for the Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread

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for similar sized trades of structured notes (and subject to the declining excess amount described above). Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.
♦	The price of the Notes prior to maturity will depend on a number of factors and may be substantially less than the principal amount — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the underlying asset over the full term of the Notes, (ii) volatility of the level of the underlying asset and the market’s perception of future volatility of the underlying asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the underlying asset and (vi) time remaining to maturity. In particular, because the provisions of the Notes relating to the payment at maturity behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated level of the underlying asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than the principal amount if you sell your Notes prior to maturity regardless of the level of the underlying asset at such time.

Risks Relating to Hedging Activities and Conflicts of Interest

♦	Hedging activities by BNS and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes — We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the Notes. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the underlying asset and/or purchasing futures, options and/or other instruments linked to the underlying asset. We, SCUSA or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying asset, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final valuation date. We, SCUSA or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Notes whose returns are linked to changes in the level of the underlying asset. Any of these hedging activities may adversely affect the level of the underlying asset and therefore the market value of the Notes and the amount you will receive, if any, on the Notes.
You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and any of the foregoing may receive substantial returns with respect to these hedging activities while the value of, and return on, the Notes declines.
♦	The calculation agent can make antidilution and other adjustments that may adversely affect the market value of, and any amounts payable on, the Notes — For antidilution and certain other events affecting the underlying asset, the calculation agent may make adjustments to its initial level, call threshold level, conversion level, closing level and/or final level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and any payment on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying asset issuer where such issuer is not the surviving entity, the determination as to whether the Notes are subject to an automatic call and/or the amount you receive at maturity may be based on the equity security of a successor to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such reorganization event. If the underlying asset issuer becomes subject to (i) a reorganization event whereby the underlying asset is exchanged for cash, securities or other property, (ii) a merger or consolidation, or (iii) the underlying asset is delisted or otherwise suspended from trading, the determination as to whether the Notes are subject to an automatic call and/or the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of, and any amounts payable on, the Notes. For more information, see the sections as described under “General Terms of the Notes — Anti-Dilution Adjustments Relating to Equity Securities or a Reference Asset that is an ETF”, “— Stock Splits and Stock Dividends”, “— Reverse Stock Splits”, “— Extraordinary Dividends”, “Transferable Rights and Warrants” and “— Reorganization Events” in the accompanying product supplement.
♦	We, the Agents and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the underlying asset issuer and the market activities by us, the Agents or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the Notes — We, the Agents and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the underlying asset, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the underlying asset and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the underlying asset issuer, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the underlying asset and the market for your Notes, and you should expect that our interests and those of the Agents and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.

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You should expect that we, the Agents, and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the underlying asset or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within us, the Agents or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.
We, the Agents and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the underlying asset or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that we, the Agents and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.
♦	Potential BNS impact on price — Trading or transactions by BNS, the Agents or our or their respective affiliates in the underlying asset, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying asset may adversely affect the level of the underlying asset and, therefore, the market value of the Notes, the likelihood of the Notes being called and your return on the Notes. See “— Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by BNS and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes” for additional information regarding hedging-related transactions and trading.
♦	The calculation agent will have significant discretion with respect to the Notes, which may be exercised in a manner that is adverse to your interests — The calculation agent will be an affiliate of BNS. The calculation agent will determine whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed levels of the underlying asset. The calculation agent can postpone the determination of the closing level or final level (and therefore the related call payment date and maturity date) if a market disruption event occurs and is continuing with respect to the underlying asset on any observation date (including the final valuation date).
♦	Potentially inconsistent research, opinions or recommendations by BNS — BNS, the Agents and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by BNS, the Agents or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.

Risks Relating to General Credit Characteristics

♦	Credit risk of BNS — The Notes are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payment in respect of an automatic call or any repayment of principal, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Notes. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
♦	The COVID-19 virus may have an adverse impact on BNS — On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which BNS operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which BNS operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of BNS’ business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on BNS’ financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to BNS’ key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of BNS. As a result the business, results of operations, corporate reputation and financial condition of BNS could be adversely impacted for a substantial period of time.
♦	BNS is subject to the resolution authority under the CDIC Act — Although the Notes are not bail-inable debt securities under the CDIC Act, as described elsewhere in this pricing supplement, BNS remains subject generally to Canadian bank resolution powers under the CDIC Act. Under such powers, the Canada Deposit Insurance Corporation may in certain circumstances take actions that could negatively impact holders of the Notes and result in a loss on your investment. See “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying prospectus for more information.

Risks Relating to Canadian and U.S. Federal Income Taxation

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “What Are the Tax Consequences of the Notes?” herein.

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Hypothetical Examples of How the Notes Might Perform and Return Table

The below examples and hypothetical return at maturity table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment upon an automatic call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000 per Note
Term:	Approximately 12 months
Coupon Rate*:	6.90% per annum (or 0.575% per month)
Coupon:	$5.75 per month
Observation Dates:	Quarterly
Initial Level:	$50.00
Call Threshold Level:	$50.00 (which is equal to 100.00% of the Initial Level)
Conversion Level:	$44.00 (which is equal to 88.00% of the Initial Level)
Share Delivery Amount**:	22.7273 shares per Note (principal amount / conversion level)
Dividend Yield on the Underlying Asset***:	1%
*	Coupon payment will be paid in arrears in equal installments during the term of the Notes on an unadjusted basis, unless previously subject to an automatic call. The total coupons paid will be based on the duration of the Notes. The Coupon Rate used in these examples has been chosen arbitrarily for illustrative purposes only. The actual Coupon Rate and monthly Coupon are as set forth on the cover of this pricing supplement.
**	Equal to the quotient of (i) the principal amount divided by (ii) the conversion level rounded to the nearest ten-thousandth of one share, the value of which is expected to be worth less than your principal amount and, in extreme situations, you could lose your entire investment. If you receive the share delivery amount at maturity, any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level.
***	Hypothetical dividend yield holders of the underlying asset might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return that may vary from the actual dividend yield for the underlying asset. Regardless, investors in the Notes will not receive any dividends paid on the underlying asset.

Example 1 — The Closing Level of the Underlying Asset is equal to or greater than the Call Threshold Level on the first Observation Date.

Closing Level at First Observation Date:	$70.00 (equal to or greater than Call Threshold Level, Notes are called)
Payment on Call Date:	$1,005.75
Coupons Previously Paid:	$11.50
Total:	$1,017.25
Total Return on the Notes:	1.725%

Because the Notes are subject to an automatic call following the first observation date (which is approximately 3 months after the trade date), BNS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $11.50 received in respect of the prior coupon payment dates, BNS will have paid you a total of $1,017.25 per Note, for a total return of 1.725% on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Closing Level of the Underlying Asset is equal to or greater than the Call Threshold Level on the third Observation Date.

Closing Level at First through Second Observation Date:	Various (all less than Call Threshold Level, Notes NOT called)
Closing Level at Third Observation Date:	$55.00 (equal to or greater than Call Threshold Level, Notes are called)
Payment on Call Date:	$1,005.75
Coupons Previously Paid:	$46.00
Total:	$1,051.75
Total Return on the Notes:	5.175%

Because the Notes are subject to an automatic call following the third observation date (which is approximately 9 months after the trade date), BNS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $46.00 received in respect of the prior coupon payment dates, BNS will have paid you a total of $1,051.75 per Note for a total return of 5.175% on the Notes. No further amount will be owed to you under the Notes.

Example 3 — Notes are NOT subject to an Automatic Call and the Final Level is equal to or greater than the Conversion Level.

Closing Level at First through Third Observation Date:	Various (all less than Call Threshold Level, Notes NOT called)
Closing Level at Final Valuation Date:	$49.00 (equal to or greater than Conversion Level)
Payment at Maturity:	$1,005.75
Coupons Previously Paid:	$63.25
Total:	$1,069.00
Total Return on the Notes:	6.90%

Because the Notes are not subject to an automatic call and the final level is equal to or greater than the conversion level, BNS will pay you a total of $1,005.75 per Note in cash, reflecting your principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $63.25 received in respect of the prior coupon payment dates, BNS will have paid you a total of $1,069.00 per Note for a total return of 6.90% on the Notes.

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Example 4 — Notes are NOT subject to an Automatic Call and the Final Level is less than the Conversion Level.

Closing Level at First through Third Observation Date:	Various (all less than Call Threshold Level, Notes NOT called)
Closing Level at Final Valuation Date and Maturity Date:	$15.84 (less than Conversion Level)
Payment at Maturity: Share Delivery Amount:	$360.00* = $15.84 × 22.7273 shares
Coupon Paid at Maturity:	+ $5.75
Total Payment at Maturity:	$365.75
Coupons Previously Paid:	+ $63.25
Total:	$429.00
Total Return on the Notes:	-57.10%
*	Represents the approximate cash value of the share delivery amount on the final valuation date. Because the Notes are physically settled, the actual value received and the total return on the Notes at maturity will depend on the level of the underlying asset on the maturity date.

Because the Notes are not subject to an automatic call and the final level is less than the conversion level, at maturity BNS will deliver the share delivery amount of 22 shares of the underlying asset, and an amount in cash equal to the product of the fractional share and the final level plus the coupon for the final coupon payment date. When added to the coupon payments of $63.25 received in respect of the prior coupon payment dates, the value of the share delivery amount and coupons received from BNS would be worth a total of $429.00 per Note for a loss on the Notes of 57.10% as of the final valuation date. The value of the shares when received at maturity, and the total return on the Notes at that time, will depend on the closing level of the underlying asset on the maturity date. Such value may be significantly less than the value calculated as of the final valuation date because of a decline in the market price of the underlying asset between the final valuation date and the maturity date.

Investors should note that, in the event that the final level is less than the conversion level, any decline in the level of the underlying asset during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the share delivery amount.

Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving, at maturity, a number of shares of the underlying asset converted at the conversion level, the value of which is expected to be worth less than your principal amount and, in extreme situations, you could lose your entire investment in the Notes.

Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Hypothetical Return at Maturity

The table below illustrates the payment at maturity if the Notes are not subject to an automatic call and based on the assumptions above (the actual terms for the Notes will be determined on the trade date; amounts have been rounded for ease of reference).

Underlying Asset			The Hypothetical Final Level is Equal to or Greater Than the Hypothetical Conversion Level		The Hypothetical Final Level is Less Than the Hypothetical Conversion Level
Hypothetical Final Level	Underlying Asset Level Return	Total Return on the Underlying Asset at Maturity(1)	Total Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity	Total Payment at Maturity + Coupon Payments(2)	Total Return on the Notes as of the Final Valuation Date
$70.00	40.00%	41.00%	$1,069.00	6.90%	n/a	n/a
$67.50	35.00%	36.00%	$1,069.00	6.90%	n/a	n/a
$65.00	30.00%	31.00%	$1,069.00	6.90%	n/a	n/a
$62.50	25.00%	26.00%	$1,069.00	6.90%	n/a	n/a
$60.00	20.00%	21.00%	$1,069.00	6.90%	n/a	n/a
$57.50	15.00%	16.00%	$1,069.00	6.90%	n/a	n/a
$55.00	10.00%	11.00%	$1,069.00	6.90%	n/a	n/a
$52.50	5.00%	6.00%	$1,069.00	6.90%	n/a	n/a
$50.00	0.00%	1.00%	$1,069.00	6.90%	n/a	n/a
$47.50	-5.00%	-4.00%	$1,069.00	6.90%	n/a	n/a
$44.00	-10.00%	-9.00%	$1,069.00	6.90%	n/a	n/a
$44.00	-12.00%	-11.00%	$1,069.00	6.90%	n/a	n/a
$42.50	-15.00%	-14.00%	n/a	n/a	$1,034.91	3.491%
$40.00	-20.00%	-19.00%	n/a	n/a	$978.09	-2.191%
$37.50	-25.00%	-24.00%	n/a	n/a	$921.27	-7.873%
$35.00	-30.00%	-29.00%	n/a	n/a	$864.46	-13.554%
$30.00	-40.00%	-39.00%	n/a	n/a	$750.82	-24.918%
$25.00	-50.00%	-49.00%	n/a	n/a	$637.18	-36.282%
$20.00	-60.00%	-59.00%	n/a	n/a	$523.55	-47.645%
$15.00	-70.00%	-69.00%	n/a	n/a	$409.91	-59.009%
$10.00	-80.00%	-79.00%	n/a	n/a	$296.27	-70.373%
$5.00	-90.00%	-89.00%	n/a	n/a	$182.64	-81.736%
$0.00	-100.00%	-99.00%	n/a	n/a	$69.00	-93.100%
(1)	The total return on the underlying asset at maturity includes a hypothetical 1% cash dividend payment.
(2)	Payment consists of the share delivery amount plus hypothetical coupon payments based on the hypothetical coupon rate per annum. If you receive the share delivery amount at maturity, any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level. The actual value received and the total return on the Notes at maturity will depend on the level of the underlying asset on the maturity date.

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Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset issuer. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

The underlying asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC can be located by reference to its SEC file number provided below.

Microsoft Corporation

According to publicly available information, Microsoft Corporation (“Microsoft”) is a technology company that designs, manufactures and sells devices, including computers, tables, gaming and entertainment consoles, other intelligent devices and products, including operating systems, cross-device productivity applications, server applications, business applications, desktop and server management tools and software development tools. Information filed by Microsoft with the SEC can be located by reference to its SEC file number: 000-14278, or its CIK Code: 0000789019. Microsoft’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MSFT”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of the underlying asset from January 1, 2012 through January 25, 2022, based on the daily closing levels as reported by Bloomberg, without independent verification. BNS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the underlying asset on January 25, 2022 was $288.49. The dotted lines respectively represent the call threshold level of $288.49, which is equal to 100.00% of the initial level, and the conversion level of $253.87, which is equal to 88.00% of the initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Consequences. The U.S. federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and BNS hereby agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying asset. The terms of the Notes require (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — We intend to treat the debt component as having a term of one year or less, so that amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest in income upon receipt of such interest.

Put option component — The option premium paid on the put option component would generally not be taxed until the taxable disposition of the Notes. At such time, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any shares of the underlying asset if you receive the share delivery amount (unless such receipt of shares is treated as a taxable settlement of the Notes, in which case the put option component will be included in the amount realized when determining gain or loss on such taxable settlement, as described below).

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Coupon Rate	Interest on Debt Component	Put Option Component
7.10% per annum	0.852% per annum	6.248% per annum

Upon a sale, redemption, or other taxable disposition of your Notes before maturity, you should allocate the cash you receive between the debt component and the put option component based on their respective values on the date of such disposition. If the put option component has a positive value at the time of the disposition, you generally should recognize short-term capital gain with respect to the put option component in an amount equal to the portion of the disposition proceeds allocable to the put option component plus any previously received put premium. If the put option component has a negative value at the time of the disposition, you generally should be treated as having paid the buyer an amount equal to the negative value to assume your rights and obligations under the put option component. In that case, you should recognize short-term capital gain or loss in an amount equal to the difference between the total put premium previously received and the amount of the payment deemed made by you for the assumption of the put option. The amount of the deemed payment will be added to the disposition proceeds allocated to the debt component in determining the gain or loss in respect of the debt component. You generally should recognize gain or loss with respect to the debt component in an amount equal to the difference between the amount of the disposition proceeds allocable to the debt component (less any accrued and unpaid interest, which would be taxable as such) and your adjusted tax basis in the debt component (which generally will equal your purchase price for the Notes). This gain or loss should be short-term capital gain or loss. The deductibility of capital losses by U.S. holders is subject to limitations.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the underlying asset that you may receive in connection with your investment in the Notes. If you receive the share delivery amount, certain adverse U.S. federal income (and other) tax consequences might apply to you. In general, your holding period in shares of the underlying asset received in connection with your investment in the Notes will begin the day after you beneficially receive such shares. Alternatively, the IRS might treat the receipt of shares at maturity as a taxable settlement of the Notes followed by a purchase of the shares of the underlying asset pursuant to the original terms of the Notes. If the receipt of shares of the underlying asset is so treated, (i) you should recognize capital gain or loss equal to the difference between (x) the fair market value of the shares you receive at such time plus the cash you receive in lieu of fractional shares and (y) the amount you paid for your Note and the cash you previously received (and did not include in income) in respect of the put option component, if any, and (ii) you should take a basis in such shares in an amount equal to their fair market value at such time. You should refer to information filed with the SEC or another governmental authority by the underlying asset issuer and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of the underlying asset.

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Except to the extent otherwise required by law, BNS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering the appropriate tax treatment of holders of certain types of structured notes. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance will ultimately result, if any, and whether such guidance will affect the tax treatment of the Notes. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and “FATCA,” discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

This discussion does not address the U.S. federal income (or other) tax consequences of owning or disposing of any shares of the underlying asset that you may receive at maturity in connection with your investment in the Notes. If the Notes are physically settled by delivery to you of a number of shares of the underlying asset equal to the share delivery amount, you may suffer adverse U.S. federal income tax consequences if you hold such shares of the underlying asset. For instance, you may be subject to U.S. withholding tax on U.S.-source dividends in respect of such underlying asset. You should carefully review the potential tax consequences that are set forth in information filed with the SEC or another governmental authority by the underlying asset issuer and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the underlying asset received at maturity.

Section 897. We will not attempt to ascertain whether the underlying asset issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

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Based on our determination that the Notes are not “delta-one” with respect to any U.S. underlying asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying asset or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlying asset or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity, possibly in excess of coupons received. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS).

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Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement for a discussion of the material Canadian income tax consequences of an investment in the Notes.

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Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, BNS has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the trade date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Key Risks — Estimated Value Considerations” herein.

The economic terms of the Notes (including the coupon rate, call threshold level and conversion level) are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked Notes, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the Notes will be greater than the initial estimated value of the Notes. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further under “Key Risks — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Notes to you.

We urge you to read the “Key Risks” in this pricing supplement for additional information.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

SCUSA, our affiliate, has agreed to purchase the Notes at the principal amount and, as part of the distribution of the Notes, has agreed to sell the Notes to UBS at the discount specified on the cover hereof. UBS offered the Notes to the public at the issue price set forth on the cover of hereof. In accordance with the terms of a distributor accession letter, UBS has been appointed as a distribution agent under the distribution agreement and has agreed to purchase Notes from BNS or its affiliates.

In addition, SCUSA and our other affiliates may use the accompanying product supplement, prospectus supplement and prospectus to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA intends to make a market in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See “Key Risks — Risks Relating to Estimated Value and Liquidity — The Notes have limited liquidity” herein and the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement and the accompanying prospectus supplement for additional information.

Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, UBS and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, UBS and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SCUSA and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the initial estimated value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the Notes, see “Key Risks” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors — The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to BNS, when the Notes offered by this pricing supplement have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated December 3, 2021 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on December 3, 2021.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to BNS’s Form F-3/A filed with the SEC on December 27, 2021.

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